UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Amendment No. 1
to
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 9, 2009
AMICAS, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-25311	59-2248411

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Guest Street, Boston, MA	02135

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 617-779-7878
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The purpose of this Amendment No. 1 to Current Report on Form 8-K is to amend the Current Report on Form 8-K filed by the Registrant on April 10, 2009, by supplementing the information in Item 2.05 thereof.
Item 2.05. Costs Associated with Exit or Disposal Activities.
     On June 2, 2009, AMICAS, Inc. (the “Company”) determined the amount of certain expenses related to the termination of the Company’s occupancy of certain owned and leased premises that would be incurred in connection with the restructuring initiative that was undertaken on April 9, 2009 to reduce the Company’s workforce, as disclosed in a Current Report on Form 8-K filed by the Company on April 10, 2009.
     The Company expects to incur approximately $1.0 million in cash expenditures for the costs of ownership or leasing of premises no longer occupied. The premises were formerly used by Emageon Inc. before the Company’s acquisition of Emageon in April 2009. We expect to incur an additional $0.7 million in non cash charges for the disposition of assets located in these premises. The cash expenses related to the unoccupied premises will be incurred over the balance of the terms remaining over these leases, and the full amount of $1.7 million will be accrued as of the dates that the premises are vacated, or the assets abandoned, primarily in the second quarter of 2009.
     The Company has undertaken to mitigate these expenses by leasing or sub-leasing the vacated premises, but we cannot predict whether or when these undertakings will be successful.

Forward-Looking Statements
Statements in this Current Report on Form 8-K that use the words “will,” “would,” “estimates,” “expects,” or similar words that describe the Company’s or its management’s future expectations, plans, objectives or goals are “forward-looking statements” and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements relate to the Company’s current expectations and are subject to the limitations and qualifications set forth in this Current Report on Form 8-K as well as in the Company’s other documents filed with the SEC, including, without limitation, that actual events and/or results may differ materially from those projected in such forward-looking statements.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2009	AMICAS, INC.
	By:	/s/ Craig Newfield
Craig Newfield
General Counsel & Secretary